Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in this Registration Statement on Form S-4/A of Pinnacle Bankshares Corporation and Subsidiary (the “Company”) of our report dated March 23, 2020, with respect to our audits of the consolidated balance sheets of Pinnacle Bankshares Corporation and Subsidiary as of December 31, 2019 and 2018 and the consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for the years then ended, which is included therein. We also consent to the reference to our firm under the heading “Experts” in this Registration Statement.

/s/ Cherry Bekaert LLP

Raleigh, North Carolina
August 17, 2020